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                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is made this 30th day of April, 2003 (the Effective Date) by and between ENTREMED, INC., a Delaware corporation having its principal office at 9640 Medical Center Drive, Rockville, MD 20850 (the "Company") and Mr. Neil J. Campbell, an individual residing at 25242 Conrad Court, Damascus MD 20872 ("Mr. Campbell").

     WHEREAS, Mr. Campbell has previously entered into a Change of Control Agreement with the Company dated August 1, 2002 (See Exhibit 1); and

     WHEREAS, Mr. Campbell and the Company mutually agree that this Employment Agreement will replace the Change of Control Agreement dated August 1, 2002 (Exhibit 1 attached); therefore

     FOR AND IN CONSIDERATION of the mutual premises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agrees as follows:

1. Employment Position and Duties

     The Company hereby agrees to employ Mr. Campbell to act as, and to exercise all of the powers and functions of, its during the Term hereof (as set forth in paragraph 4 herein) and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries (if any) as is customary for a senior management person with a similar position in like companies; and he shall have such specific powers, duties and serve as President and Chief Operating Officer or such other executive positions as determined by the Board of Directors and responsibilities commensurate with those executive positions as the Board of Directors of the Company (the "Board") shall from time to time reasonably prescribe, provided that such duties are consistent with Mr. Campbell's senior management position. Mr. Campbell hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities and shall devote sufficient working time and efforts to the business and affairs of the Company and its subsidiaries; provided however, that, to the extent consistent with the needs of the Company, Mr. Campbell shall be entitled to expend a reasonable amount of time on civic, public, industry, and philanthropic activities and on the management of his own investments and assets. This Employment Agreement replaces and nullifies the Change of Control Agreement between Mr. Campbell and the Company dated August 1, 2002.

2. Place of Employment

     During his employment hereunder, Mr. Campbell's principle place of employment shall be located at the Company's corporate headquarters, wherever located as designated from time to time by the Board; provided however, that notwithstanding the foregoing Mr. Campbell shall be required to conduct his duties and responsibilities hereunder (except for routine and customary business travel) primarily from the executive offices located in Rockville, Maryland.

3. Compensation

     (a) Base Salary. The Company shall pay to Mr. Campbell an annual base salary ("Base Salary") of three hundred thousand dollars ($300,000) effective January 1, 2003, payable in accordance with the Company's customary payroll policy for its executives, and subject to applicable tax and payroll deductions.

     (b) Base Salary Adjustments. Mr. Campbell's Base Salary shall be reviewed annually by the Company's Board of Directors which may make such upward adjustments as within its discretion deems appropriate.

     (c) Six Months Salary Payment. Mr. Campbell will be paid six months "Base Salary" based on the salary in effect on December 31, 2002. This payment will be made over a period of nine (9) months beginning on January 1, 2003 so long as Mr. Campbell during this period does not voluntarily leave employment at the Company. If Mr. Campbell is terminated without cause, Mr. Campbell will receive the entire six months salary payment as outlined herein. The payments will be made semi-monthly subject to appropriate withholdings. The total payment under this provision will be one hundred and thirty-two thousand five hundred dollars ($132,500). Payments that were to be made from January 1, 2003 to the Effective Date of this agreement will be paid as soon as practical after execution of this agreement in a lump sum payment.

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     (d)  Incentive Compensation. Mr. Campbell's Incentive Compensation, if any,
shall be determined annually by the Company's Board of Directors.

     (e) Vesting of Options. All unvested options granted to Mr. Campbell prior to the January 1, 2003 will vest upon execution of this agreement either pursuant to the terms of this Agreement or the terms of the grants under which such stock options were granted.

     (f) Certain Other Benefits. During the Term of this Agreement, Mr. Campbell shall be entitled to equally participate in any and all employee benefit plans and arrangements which are available to senior executive officers of the Company, including without limitation, group medical and life insurance plans.

4. Term

     The term of Mr. Campbell's employment with the Company shall be for a one-year period commencing January 1, 2003, and continuing through December 31, 2003 (the "Initial Term"); provided, however, that this Agreement may be renewed by mutual agreement in writing for successive one-year periods (each a "Successor Term"; and together with the Initial Term, generally referred to "The Term").

5. Stock Options

     Periodic stock and incentive stock option grants to Mr. Campbell if any, shall be determined by the Board of Directors.

6. Unauthorized Disclosure

     While employed by the Company and for five years thereafter, Mr. Campbell shall not, without the written consent of the Company, disclose to any person, other than person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Mr. Campbell of his duties as an executive officer of the Company, any material confidential information obtained by Mr. Campbell while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including but not limited to, operations, pricing, contractual or personnel matters, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, customers, or methods of distribution, or any other confidential information the disclosure of which Mr. Campbell knows, or in the exercise of reasonable care should know will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Mr. Campbell) or any information so otherwise considered by the Company to be confidential.

7. Indemnification of Mr. Campbell

     The Company shall indemnify Mr. Campbell if Mr. Campbell is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, because Mr. Campbell is or was an officer or director or the Company or any of its subsidiaries, affiliates, or successors, against expenses (including reasonable attorneys fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in a permitted by the General Corporation Law of the State of Delaware and any other applicable law in effect from time to time and reimburse such costs as incurred, but in any event no later than 30 days from date of presentment of such costs to the Company. Such presentment may be, at the option of Mr. Campbell, in the form of an invoice directly from Mr. Campbell's attorney or such other provider as may be reasonably selected by the Company, and in this event, the Company agrees to reimburse said provider directly, as opposed to having Mr. Campbell pay the invoice and then seek reimbursement from the Company.

8. Termination

     (a) Termination Upon Death. If Mr. Campbell dies during the Term of this Agreement, Mr. Campbell's legal representatives shall be entitled to receive the Base Salary through the last day of the twelve months following the month in which Mr. Campbell's death occurred. If in respect of the fiscal year in which Mr. Campbell dies he would otherwise have been entitled to receive incentive compensation under paragraph 3(d) by reason of the operations of the Company during such fiscal year, Mr. Campbell's legal representatives shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation involved by a fraction, the numerator of which shall be the number of complete calendar months that

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elapsed during the fiscal year through the end of the month in which Mr.
Campbell died and denominator of which shall be twelve.

     (b) Termination Upon Disability or Incapacity. In the event Mr. Campbell has been disabled for a period of one hundred eighty (180) days the Company may terminate Mr. Campbell's employment hereunder at the end of any calendar month thereafter by giving written notice of termination to Mr. Campbell in the event that Mr. Campbell's incapacity due to physical or mental illness prevents the proper performance of the duties of President and Chief Operating Officer of other executive position determined by the Board of Directors as set forth herein or established pursuant hereto for a substantial portion of any six-month period of Mr. Campbell's Term of employment hereunder. Any questions as to the existence or extent of illness or incapacity of Mr. Campbell, upon which the Company and Mr. Campbell cannot agree, shall be determined by a qualified independent physician selected by the Company and approved by Mr. Campbell (or, if Mr. Campbell is unable to give such approval, by any adult member of the immediate family or the duly appointed guardian of Mr. Campbell). The determination of such physician certified in writing to the Company and to Mr. Campbell shall be final and conclusive for all purposes of this Agreement. In the event of any such termination pursuant to this subparagraph 8(b), Mr. Campbell shall be entitled to receive his Base Salary through the last day of the six months in which this Agreement is terminated.

     If in respect of the fiscal year in which Mr. Campbell's employment terminates pursuant to this subparagraph 8(b) he would otherwise have been entitled to receive incentive compensation under paragraph 3(d) by reason of the operations of the Company during such fiscal year, Mr. Campbell shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Mr. Campbell's employment terminated pursuant to this subparagraph 8(b) and the denominator of which shall be twelve.

     (c) Termination for Cause. The Company may terminate Mr. Campbell's employment hereunder for "cause" (as hereinafter defined) by giving written notice of termination of this Agreement, the Company shall have "cause" to terminate Mr. Campbell's employment hereunder upon Mr. Campbell's (i) habitual drunkenness or drug addiction or failure materially to perform and discharge his duties and responsibilities hereunder, or (ii) misconduct that is materially and significantly injurious to the Company, or (iii) conviction of a felony involving the personal dishonesty of Mr. Campbell or moral turpitude, or (iv) conviction of Mr. Campbell of any crime or offense involving the property of the Company. Upon any such termination for cause under this subparagraph 8(c) the Company shall pay Mr. Campbell his Base Salary through the date of termination, and the Company shall have no further obligations under this Agreement.

     (d) Termination without Cause. The Company shall have the right to terminate Mr. Campbell's employment under this Agreement at any time, without cause, by giving Mr. Campbell not less than sixty (60) days prior written notice of such termination. The Company shall pay to Mr. Campbell full compensation for 12 months from the date of termination payable on a semi-monthly basis. By acceptance of the first monthly payment hereunder, and in consideration of the receipt of such compensation under this Agreement, Mr. Campbell agrees to release and forever discharge the Company its subsidiaries and affiliates, successors, predecessors officers, directors, employees and agents and employee benefit plans from all claims, demands, causes of action arising out of facts or occurrences prior to the date of Mr. Campbell's termination, whether known or unknown, and the parties hereto contemplate that this release shall be construed broadly. Upon termination, the Company shall have no other financial obligations to Mr. Campbell under any compensation or benefit plan, program or policy, and Mr. Campbell's participation in the Company compensation and benefit plans, programs and policies shall cease as of the date of Mr. Campbell's termination, except that Mr. Campbell shall have such right to continued group health plan coverage as is provided under COBRA. The Company will make Mr. Campbell's COBRA premium payments for the earlier of, 12 months after the termination date or the date Mr. Campbell begins employment with a new employer. Notwithstanding the foregoing, if in respect of the fiscal year in which Mr. Campbell's employment terminates pursuant to this subparagraph (d) he would otherwise have been entitled to receive incentive compensation under paragraph 3(d) by reason of the operations of the Company during such fiscal year. Mr. Campbell shall be entitled to receive a pro rata portion of such incentive compensation determined by multiplying the dollar amount of the incentive compensation by a fraction, the numerator of which shall be the number of complete calendar months that elapsed during the fiscal year through the end of the month in which Mr. Campbell's employment terminated pursuant to this subparagraph (d) and the denominator of which shall be twelve.

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     (e) Non-competition. For a period of twelve months after termination for any reason of Mr. Campbell's active employment with the Company, Mr. Campbell agrees not to, as an individual, principal, agent, employee, consultant or otherwise, directly or indirectly in the United States render any services to any firm or company or any division or subsidiary of any firm or company whose primary activity is the research, development or commercialization of specific product compounds and/or analogs or derivatives of those product compounds that are currently being researched, developed and/or commercialized by the Company. Moreover, for a period of twelve (12) months after the termination of Mr. Campbell's employment with the Company, Mr. Campbell agrees not to take any action, without the prior written consent of the Company, to assist Mr. Campbell's successor employer or any other entity in recruiting or hiring any other employee who had worked for the Company during any of the time period when Mr. Campbell worked for the Company. This includes (1) identifying to such successor employer or its agents or such other entity, the person or persons who have special knowledge concerning the Company's inventions, processes, methods or confidential affairs; or (2) commenting to Mr. Campbell's successor employer or its agents or such other entity about the quantity of work, quality of work, special knowledge or personal characteristics of any person who is still employed by the Company. Mr. Campbell also agrees that he will not provide such information to a prospective employer during interviews preceding possible employment.

9. Reimbursement of Legal Fees

     The Company agrees to reimburse Mr. Campbell for reasonable attorneys fees incurred if Mr. Campbell or the Company sues on this Agreement and the Company is not the prevailing party.

10. Application for Insurance

     The Company at its option has the right to obtain a "key-man" life insurance policy, at the Company's expense, with the Company being the sole beneficiary of such policy. Mr. Campbell hereby agrees to undergo the necessary physical examinations and disclose any pertinent disclaimers and information to obtain said policy.

11. Miscellaneous

     (a) Assignments and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined or which may acquire all or substantially all of the Company's assets, provided no such assignment shall discharge the Company of its obligations herein, and, in the case of Mr. Campbell, his estate or other legal representatives; provided that Mr. Campbell may not assign his rights hereunder without prior written consent of the Company.

     (b) Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Maryland.

     (c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal, and enforceable.

     (d) Entire Agreement; Amendments. This Agreement constitutes the entire Agreement and understanding of the Company and Mr. Campbell with respect to the terms of Mr. Campbell's employment with the Company and supersedes all prior discussions, understandings and agreements with respect thereto except to those agreements relating to the assignment of patents and inventions to which Mr. Campbell acknowledges signing a Combined Non-disclosure and Patent Employee Agreement (a copy of which is attached hereto as Exhibit 2) which will remain in effect.

     (e) Captions. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.

     (f) Waiver. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.




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     (g) Notice. Any notice or communication required or permitted under this
Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Mr. Campbell:
25242 Conrad Court
Damascus, MD 20872

If to the Company:
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
Attn.: Chief Financial Officer

     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above

/s/ Neil J. Campbell
----------------------
Neil J. Campbell

ENTREMED, INC.

By:
    ---------------------------
    Michael Tarnow
    Chairman, EntreMed Board of Directors


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     (g) Notice. Any notice or communication required or permitted under this
Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

If to Mr. Campbell:
25242 Conrad Court
Damascus, MD 20872

If to the Company:
EntreMed, Inc.
9640 Medical Center Drive
Rockville, Maryland 20850
Attn.: Chief Financial Officer

     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above



/s/ Neil J. Campbell
------------------------------------------
Neil J. Campbell



ENTREMED, INC.

By: /s/ Michael Tarnow
    ---------------------------------------
    Michael Tarnow
    Chairman, EntreMed Board of Directors




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